Exhibit 10.1

HIGHWOODS REALTY LIMITED PARTNERSHIP

INDUSTRIAL LEASE

TABLE OF CONTENTS

Section 1.		Premises	2
Section 2.		Possession	2
	a.	Lease Term	2
	b.	Commencement Date	2
	c.	Completion of Improvements	2
	d.	Commencement Date Agreement	2
	e.	Lease Year	2
Section 3:		Base Rent	2
	a.	Payment	2
	b.	Rent	2
	c.	Late Charge	2
Section 4:		Additional Rent	2
	a.	Taxes and Assessments	3
	b.	Insurance	3
	c.	CAM Charges	3
Section 5:		Utilities	3
Section 6:		Security Deposit	3
Section 7:		Use	3
Section 8:		Acceptance of Premises	3
Section 9:		Alterations by Tenant	4
Section 10:		Tenant’s Equipment	4
Section 11:		Maintenance and Repair by Landlord	4
	a.	Landlord’s Maintenance of Building	4
	b.	Landlord’s Maintenance of Common Areas	4
Section 12:		Maintenance and Repair by Tenant	4
Section 13:		Mechanic’s Liens	4
Section 14:		Insurance Requirements	4
	a.	Tenant's Liability Insurance	4
	b.	Tenant's Property Insurance	4
	c.	Certificates of Insurance	5
	d.	Insurance Policy Requirements	5
	e.	Landlord's Property Insurance	5
	f.	Mutual Waiver of Subrogation	5
	g.	Insurance Questionnaire	5
Section 15:		Waiver of Subrogation	5
Section 16:		Casualty	5
Section 17:		Condemnation	5
	a.	In the Event of Taking of all the Premises	5
	b.	In the Event of Taking a Portion of the Premises	6
Section 18:		Indemnity	6
Section 19:		Subletting and Assignment	6
	a.	Landlord’s Consent	6
	b.	Notice to Landlord	6
	c.	Affiliates, Etc.	6
	d.	Landlord’s Right to Collect Sublease Rents	6
Section 20:		Subordination	6
	a.	Mortgage	6
	b.	Assignment/Foreclosure of Mortgage	6
Section 21:		Terms of Defaults	7
Section 22:		Remedies	7
	a.	Landlord’s Options upon Event of Default	7
	b.	Remedies Cumulative	8
	c.	Landlord’s Right to Collect Rent	8
	d.	Renewal or Extension of Lease	8
Section 23:		Notice to Mortgagee	8
Section 24:		Hazardous Substances	8
Section 25:		Signage	8
Section 26:		Attorneys’ Fees	8
Section 27:		Time of Essence	8
Section 28:		Landlord and Tenant Relationship	8
Section 29:		Sale by Landlord	8
Section 30:		Surrender of the Premises	8
Section 31:		Parties	8
Section 32:		Estoppel Certificate	8
Section 33:		Relocation	8
Section 34:		Successors and Assigns	8
Section 35:		Rules and Regulations	9
Section 36:		Right of Entry	9
Section 37:		Notices	9
Section 38:		Holding Over	9
Section 39:		Miscellaneous	9
Section 40:		Disclaimer	9
Section 41:		Quiet Enjoyment	9
Section 42:		Special Stipulations	9
Section 43:		Exhibits	11
	a.	Rules and Regulations	11
	b.	Special Stipulations/Rental Schedule/As Is Condition/Disclosure Statement/Etc.	12
	c.	Exhibit A – Floor Plan
	d.	Exhibit A-1 – Refusal Space
	e.	Exhibit A-2 – Tenant Parking
	f.	Exhibit B – Project
	g.	Exhibit C – Insurance Questionnaire
	h.	Exhibit D – Landlord Improvements

i

SUMMARY PAGE

The capitalized terms in this Lease shall have the meanings ascribed to them below, and each reference to such term in the Lease shall incorporate such meaning therein as if fully set forth therein.

Terms:

Landlord:	Highwoods Realty Limited Partnership, a North Carolina limited partnership, with its principal office at 2200 Century Parkway, Suite 800, Atlanta, Georgia 30345.

Tenant:	SED International, Inc., a Georgia corporation duly organized and existing under the laws in the State of Georgia, with its principal office at 3505 Newpoint Parkway, Lawrenceville, Georgia 30043.

Premises:	(a) Suite 450

(b) Rentable Area: 71,884

(c) See Floor Plan attached hereto as Exhibit "A."

Building:	Gwinnett County, Georgia, which is located within the Project.

Project:

Those certain tracts or parcels of land owned by Landlord from time to time and being more particularly described on Exhibit "B," together with all improvements located thereon or which may hereafter be constructed thereon. Landlord reserves the right to change the Project, including but not limited to, means of ingress and egress and subdivision of the Project, so long as said change(s) does not materially affect Tenant’s use of the Premises.

Commencement Date:	August 1, 2011

Expiration Date:	July 31, 2022

Initial Taxes and Assessments:	0.62 per square foot

Initial Insurance:	0.03 per square foot

Initial CAM Charges:	0.36 per square foot

Permitted Uses:	Warehouse and associated office use

First Lease Year Base Rent:	41,333.32*

First Month Rent:	0.00*

Security Deposit:	0.00

Agent:	AI Brannen/Goddard, LLC
5555 Glenridge Connector, Suite 1100
Atlanta, Georgia 30342

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into as of this day of March 14, 2011, by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership ("Landlord"), and SED INTERNATIONAL, INC., a Georgia corporation ("Tenant").

In consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Premises. Landlord does hereby rent and lease to Tenant, and Tenant does hereby rent and hire from Landlord, during the Lease Term (as hereinafter defined), that certain space shown known as 450 on the floor plan attached hereto as Exhibit "A" and made a part hereof ("Premises"), with parking for the Premises substantially as shown on Exhibit “A-2”, located in the Newpoint Place IV Building ("Building") in the Newpoint Place project ("Project"), Gwinnett County, Georgia, as more particularly described on Exhibit "B" attached hereto and made a part hereof. The Premises are deemed to contain 71,884 rentable square feet ("Rentable Area"). The Building is deemed to contain 135,372 rentable square feet. As used herein, "Tenant's Share" shall mean a fraction, the numerator of which shall be the Rentable Area, and the denominator of which shall be the gross rentable area of the Building. For purposes of this Lease, Tenant’s Share is deemed to be Fifty-three point ten percent (53.10%). No easement for light and air is included in the Premises.

2.

Possession.

a.

Lease Term. "Lease Term" means a term commencing on the Commencement Date, as hereinafter defined, and ending on the last day (the “Expiration Date”) of the eleventh (11th) “Lease Year” (as hereinafter defined), unless sooner terminated or extended hereunder, during which all terms and conditions of this Lease shall apply.

b.

Commencement Date. "Commencement Date" means the earlier of the date Tenant first occupies the Premises or August 1, 2011 and that date upon which Tenant obligation to pay Rent commences. If by the Commencement Date Landlord has not substantially completed the improvements to the Premises required to be made by Landlord pursuant to Exhibit "D" attached hereto and made a part hereof (if any), or if Landlord, for any other reason whatsoever, cannot deliver possession of the Premises to Tenant by the Commencement Date, then the Commencement Date shall be postponed (and the Rent herein provided shall not commence) until the earlier of either (i) the date of actual occupancy of the Premises by Tenant or (ii) the date 15 business days following the day Landlord provides Tenant with notice that it has achieved substantial completion of such improvements. Notwithstanding anything contained herein to the contrary, in the event Landlord, for any reason other than force majeure or delays caused by Tenant, has not delivered possession of the premises to Tenant on or before August 15, 2011, then Rent shall be abated one (1) day for each day of delay in delivery of possession beyond August 15, 2011. Landlord and Tenant shall each have the option to terminate this Lease by written notice to the other if the Commencement Date has not occurred within six (6) months from the date hereof. Provided, further, this Lease shall automatically terminate without action on the part of any party hereto if the Commencement Date has not occurred within twelve (12) months from the date hereof. Landlord shall have no liability for any delay in delivering possession of the Premises to Tenant.

c.

Completion of Improvements. “Completion of Improvements” means that if, and to the extent, Landlord's substantial completion of the improvements to the Premises pursuant to Exhibit "D" attached hereto is delayed due to any act or omission of Tenant or anyone acting under or for Tenant (any such delay being hereinafter referred to as "Tenant's Delay"), then the Commencement Date shall be the date specified in subsection (b) above, subject to adjustment as provided therein, but without extension as a result of Tenant's Delay; provided that from the Commencement Date, as so determined, until the earlier of (i) the date of actual occupancy of the Premises by Tenant or (ii) the date immediately following the date Landlord would have achieved substantial completion of such improvements but for Tenant's Delay, Tenant's obligations under this Lease shall be limited to the payment of any and all Rent due hereunder.

d.

Commencement Date Agreement. Within five (5) business days of written request by Landlord, Tenant agrees to execute and deliver to Landlord a commencement date agreement setting forth the exact Commencement Date of the Lease Term and stating that all tenant improvements to be constructed by Landlord have been substantially completed, subject to the completion of any outstanding punchlist items.

e.

Lease Year. The phrase “Lease Year” shall have the following meaning: the first (1st) Lease Year shall commence on the Commencement Date and shall end on the last day of the twelfth (12th) full calendar month thereafter. The first (1st) Lease Year shall include the first twelve (12) full calendar months subsequent to the Commencement Date and any partial calendar month occasioned by the Commencement Date occurring on any date other than the first (1st) day of a calendar month. Each successive Lease Year shall commence on the anniversary date of the first (1st) day of the first full calendar month during the first Lease Year and continue for twelve (12) full calendar months.

3.

Base Rent.

a.

Payment. Tenant shall pay to Landlord at Highwoods Realty Limited Partnership, P.O. Box 100488, Atlanta, Georgia 30384-0488 or at such other place as Landlord may designate, from and after the Commencement Date, an initial annual Base Rent of $41,333.32* plus sales tax, if applicable, to be paid without notice, demand, deduction, or set-off on the first day of each month, in advance. The Base Rent shall be payable during the Lease Term and shall be adjusted as set forth in the Special Stipulations attached hereto.

b.

Rent. As used in this Lease, the term "Rent" shall include Base Rent, Additional Rent, and all other sums and obligations due Landlord hereunder.

c.

Late Charges. Payments of Rent not received by Landlord within five (5) business days of the due date thereof shall be subject to a late charge due and payable by Tenant to Landlord on the sixth (6th) calendar day after the due date thereof in an amount equal to twenty five dollars ($25.00) or five percent (5%) of such past due amount, whichever amount is greater.

4.

Additional Rent. Tenant shall pay to Landlord, as Additional Rent, the amounts set forth herein:

a.

Taxes and Assessments. "Taxes and Assessments" shall mean every type of tax, charge or impost assessed against the Project or the operations thereof, including, but not limited to, sales taxes, ad valorem taxes, special assessments and governmental charges, together with the actual cost (including fees of attorneys, consultants and appraisers) of any negotiation, contest or appeal pursued by Landlord in an effort to reduce any such tax, assessment or charge, and all of Landlord’s reasonable administrative costs in relation to the foregoing, excepting only income taxes imposed upon Landlord. On or about January 1 following the Commencement Date and annually thereafter during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated Taxes and Assessments for the calendar year then commencing. Tenant shall pay Tenant's Share of such estimated Taxes and Assessments amount in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. Promptly following receipt of the actual tax bills, Landlord shall notify Tenant of any necessary adjustments to the remaining payments for such calendar year. Taxes and Assessments are initially estimated to be $3,695.23 per month.

b.

Insurance. "Insurance" shall mean any "all risk", "fire and extended coverage", or other casualty insurance covering the Project, any comprehensive general liability insurance covering the ownership, maintenance, use and occupancy of the Project, "rent" or "business interruption" insurance, and other coverages reasonably deemed necessary or desirable by Landlord and/or its mortgagee, in such amounts and with such coverage as Landlord deems necessary. On or about January 1 following the Commencement Date and annually thereafter during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated cost for the Insurance for the calendar year then commencing. Tenant shall pay Tenant's Share of such estimated Insurance amount in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. Promptly following receipt of the actual Insurance costs, Landlord shall notify Tenant of any necessary adjustments to the remaining payments for such calendar year. Insurance is initially estimated to be $175.23 per month.

c.

CAM Charges. "CAM Charges" shall mean all expenses reasonably incurred by Landlord in the maintenance, repair and operation of the common areas of the Project, including, but not limited to, electrical and security charges, landscaping, planting and lawn care, and all repairs, maintenance and replacement of sidewalks, driveways, and loading and parking areas. CAM charges will also include association dues. On or about the date hereof, and on or about January 1 of each calendar year during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated CAM Charges for the calendar year. Tenant shall pay Tenant's Share of such estimated CAM Charges in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. At such time as Landlord is able to determine the actual CAM Charges for such calendar year, Landlord shall deliver to Tenant a statement thereof and any adjustment necessary shall be made to Additional Rent payments next coming due under this section, or, if this Lease has terminated, be adjusted as between Landlord and Tenant within thirty (30) days of delivery of such statement. No failure of Landlord to give statements as required by paragraphs 4(a) through 4(c) hereof shall be construed as, or deemed to constitute, a waiver by Landlord of the right to require payment of Additional Rent as required herein and, until delivery of such statement(s), Tenant shall continue to make all Additional Rent payments in effect for the previous calendar year. CAM Charges are initially estimated to be $2,147.37 per month.

5.

Utilities. Tenant shall promptly pay the cost of all utility services furnished to the Premises, including, but not limited to, gas, water, electricity, garbage collection and other sanitary services, and any initiation or connection fees for any of the foregoing. Landlord may furnish any utility service to the Premises, and Tenant shall promptly pay Tenant's Share of the cost of any such utility, plus if the Premises are sub-metered a five percent (5%) administrative charge, to Landlord within ten (10) business days of receiving a statement showing any amount due. Landlord may adjust Tenant's Share for purposes of this paragraph if Landlord reasonably determines that Tenant's use of the Premises justifies a disproportionate allocation of utility cost to Tenant provided Landlord gives Tenant at least thirty (30) days prior notice of any such adjustment.

6.

Security Deposit. Simultaneously with the execution hereof, Tenant shall deliver to Landlord a Security Deposit in the amount of $0.00 (”Security Deposit”) which sum may be held by Landlord in a regular business checking account, without any obligation to accrue interest. The Security Deposit shall be held by Landlord as security for performance by Tenant of Tenant's covenants and obligations under the Lease and the Security Deposit shall not constitute, or be considered, an advance of payment of rent, or a measure of Landlord’s damages in the case of default by Tenant. Without waiving or releasing any liability or obligation of Tenant to perform under the terms of the Lease, Landlord may from time to time without prejudice to or waiving or releasing any of the other remedies, use such deposit to the extent necessary to offset any arrearages of rent or any other damages, injury, expense, or liability incurred by Landlord as a result of any event of default by Tenant. Upon receipt of notice from the Landlord that the Security Deposit or any portion of the Security Deposit has been so applied, Tenant shall pay to Landlord the amount of the Security Deposit so applied in order to restore the Security Deposit to its original amount. Within a reasonable time after termination of the Lease, if Tenant is not then in default under the terms of the Lease, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant.

7.

Use. The Premises shall be used by Tenant for warehouse, sales conferences, employee training, product display, executive, shareholder and board meetings and associated office use and related purposes and no other. The Premises shall not be used for any illegal purposes, nor shall the Premises be used in violation of any governmental regulation, in any manner which would be deemed an extra-hazardous use by any insurance company insuring the Premises or the Building or would otherwise vitiate or increase the rate of insurance carried by either Landlord or Tenant on the Premises or the Building. Tenant shall not do or permit anything to be done in or about the Premises which would in any way obstruct or interfere with the rights of other tenants of the Building. Tenant hereby agrees to comply with any and all municipal, county, state and federal statutes, regulations, and ordinances, all restrictive covenants to which the Building is subject, and other legal requirements applicable or in any way relating to the use and occupancy of the Premises.

8.

Acceptance of Premises. Tenant accepts the Premises in their present condition and as suited for the uses intended by Tenant, subject only to Landlord's agreement to construct tenant improvements pursuant to Exhibit "D" attached hereto, if any.

9.

Alterations by Tenant. Tenant shall make no alterations, additions or improvements to the Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. Tenant shall conduct any permitted work in such a manner as not to interfere with the operation of the Building or the business of other tenants and shall, prior to commencement of the work, submit to Landlord copies of all necessary permits. Landlord reserves the right to have final approval of the contractors hired by Tenant, which approval shall not be unreasonably withheld. At the expiration or earlier termination of this Lease, Tenant shall (i) deliver each and every part of the Premises in good repair and condition, ordinary wear and tear and damage by insured casualty excepted, and (ii) restore the Premises at Tenant's sole expense to the same condition as existed at the Commencement Date, ordinary wear and tear and damage by insured casualty excepted. If Tenant has required or installed non-standard improvements, such improvements shall be removed as part of Tenant’s restoration obligation. Landlord, however, may elect to require Tenant to leave any non-standard improvements in the Premises unless at the time such non-standard improvements were installed, Landlord agreed in writing that Tenant could remove such improvements. Tenant shall repair any damage caused by the removal of any non-standard improvements. “Non-Standard Improvements” means such items as (i) high demand equipment and separate meters, (ii) all low voltage wiring and cabling from the point of origin to the termination point, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) equipment racks, (v) alterations installed by or at the request of Tenant after the Commencement Date, and (vi) any other improvements that are not part of the Building Standard Improvements.

10.

Tenant's Equipment. Any trade fixtures, equipment and other personal property of Tenant not permanently affixed to the Premises ("Personal Property") shall remain the property of Tenant. Tenant shall have the right, provided Tenant is not in default hereunder, to remove the same so long as such removal does not adversely affect the operation of tenant's business in the Premises. Subject to any lien rights of Landlord, Tenant shall remove all of the Personal Property from the Premises prior to any expiration or any termination of this Lease. Any Personal Property remaining on the Premises after expiration or termination of this Lease (provided Tenant is not operating from the Premises and, in such event, only in the event of appropriate judicial order) shall be deemed abandoned and may be removed and disposed of by Landlord, all costs for which shall be paid by Tenant. Tenant at its sole expense shall immediately repair any damage occasioned to the Premises by reason of the installation or removal of any Personal Property. Tenant assumes the risk of any and all damage from any casualty whatsoever to, or theft or any other loss of, its improvements to, and the Personal Property within, the Premises.

11.

Maintenance and Repair by Landlord.

a.

Landlord’s Maintenance of Building. Landlord shall, except as provided elsewhere herein and subject to the negligence of Tenant, its agents or employees, make necessary repairs to the foundation, exterior walls (excluding windows, window glass, plate glass and doors), structural beams and structural supports, and roof of the Building. Tenant shall promptly report to Landlord any defective condition in the Premises known to Tenant which Landlord is required to repair hereunder, and failure to so report shall relieve Landlord of liability for damages to any personal property, fixtures or Tenant Improvements located in the Premises resulting from or in connection with such defective condition.

b.

Landlord’s Maintenance of Common Areas. Landlord shall repair, maintain and replace, as necessary, and keep in good, clean and safe condition, all portions of the common areas of the Project, including parking and landscaped areas.

12.

Maintenance and Repair by Tenant. Tenant shall, at its sole expense, repair, maintain and replace as necessary and keep in good, clean and safe condition all portions of the Premises which are not, pursuant to Paragraph 11 hereof, specifically the responsibility of Landlord as set forth herein, including, without limitation, all windows, doors, partitions, and utility and HVAC systems. Tenant shall maintain in force at all times a maintenance contract for the HVAC systems in a form and with a contractor acceptable to Landlord; provided, however, Landlord shall provide a six (6) month warranty from the Commencement Date for the HVAC systems and, thereafter, Landlord shall be responsible for the cost of any and all repairs to HVAC systems in excess of $1,000.00 per occurrence per unit after the sixth month of the Term. A copy of the maintenance agreement shall be given to Landlord within the first 60 days of Tenant's occupancy. Tenant is responsible for all repairs to the mechanical systems; provided, however, Landlord shall provide a six (6) month warranty from the Commencement Date for the mechanical systems. Landlord may, at its option, and without relieving any duty or obligation of Tenant to perform under the Lease, and after appropriate notice to Tenant, perform any duty of Tenant hereunder and Tenant shall pay the cost thereof to Landlord as Additional Rent and shall be subject to any other remedy or right Landlord may have should the failure to perform constitute a default under the Lease. Tenant will not injure the Premises, or commit or allow to be committed any waste therein. Tenant shall repair any damage to the Premises or the Building caused by Tenant or Tenant's agents, contractors, employees, invitees and visitors; provided, however, Tenant shall not make repairs or replacements to the Premises or Building without first disclosing the necessity of same to Landlord and complying with Landlord’s then current contractor and related insurance requirements. Maintenance, repair and additional service requests of Landlord by Tenant will be charged to Tenant at cost plus a ten percent (10%) management fee and an additional ten percent (10%) administrative fee.

13.

Mechanic's Liens. Tenant shall keep the Premises, the Building and the Project free from liens for any work performed, material furnished or obligations incurred by or for Tenant. Upon the filing of any such lien, Tenant will cause such lien to be removed within ten (10) business days after filing or shall bond over such lien so that it does not affect title to the Project; if not so removed, Landlord may cause same to be discharged and any amount paid by Landlord shall bear interest at the rate of eighteen percent (18%) per annum from the date of payment by Landlord and shall be payable by Tenant to Landlord upon demand.

14.

Insurance

a.

Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord's property manager, and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant's use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

b.

Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard Improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage.

c.

Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days' prior notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

d.

Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder's ratings of at least A- and a financial rating of at least VI in the most current Best's Insurance Reports available on the Commencement Date, or if the Best's ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding TEN THOUSAND DOLLARS ($10,000), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

e.

Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

f.

Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation. For the purposes of this Section 14, insurance proceeds paid to either party shall be deemed to include any deductible or self-insurance retention amount for which that party is responsible.

g.

 Insurance Questionnaire. Tenant understands that Landlord may furnish the Insurance Questionnaire attached hereto as Exhibit "C" and made a part hereof to Landlord's insurance carrier. Landlord's execution hereof shall not constitute acknowledgment, approval or the acceptance of responsibility for the materials and conditions stated therein, nor vitiate any of Tenant's obligations hereunder. Tenant shall promptly notify Landlord of any change to the truth or accuracy of the information contained therein promptly upon learning of same. The operation by Tenant of its business on the Premises other than in accordance with the information contained in the Insurance Questionnaire shall be a default hereunder. If any information contained in the Insurance Questionnaire is or becomes false or inaccurate, or if a use not revealed by Tenant in the Insurance Questionnaire causes Landlord's insurance costs to increase, Tenant shall be liable to Landlord for any such increase in cost arising from or in connection therewith and shall be deemed to be in default under the Lease.

15.

Waiver of Subrogation. All policies of casualty insurance obtained by Landlord or Tenant with respect to the Premises, the Building, or the contents thereof shall contain a waiver by the insurer of all right of subrogation in connection with any loss or damage insured against by such policy. Landlord and Tenant, to the fullest extent permitted by law, each waive all right of recovery against the other for, and agree to hold the other harmless from liability, for all losses or damages to the extent of insurance proceeds actually available or that would have been available (if such policies are not obtained in accordance with the provisions hereof) under policies required hereby. If such waiver of subrogation shall not be obtainable or shall be obtainable only at a premium over that charged without such waiver, the party seeking such waiver shall so notify the other in writing, and the latter party shall have ten (10) business days in which either (i) to procure on behalf and at the cost of the notifying party insurance with such waiver from a company or companies reasonably satisfactory to the notifying party or (ii) to agree to pay such additional premium (in each case, in equitable proportions).

16.

Casualty. If the Premises are damaged by fire or other casualty or the elements to the extent that, in the judgment of Landlord, the damage cannot be repaired within one hundred eighty (180) days, or if the Building is so damaged that Landlord shall decide to demolish, rebuild or reconstruct the Building, this Lease shall, at the option of Landlord or Tenant, terminate as of the date of such casualty, and Tenant shall immediately surrender the Premises to Landlord and pay Rent up to the date of such surrender. If this Lease is not so terminated, Landlord shall, within a reasonable time, rebuild or repair the Premises to substantially the same condition in which they existed prior to such damage; provided, however, Landlord's obligation hereunder shall be limited to the insurance proceeds available, and paid, to Landlord on account of such damage and to improvements initially constructed at Landlord's cost. Promptly upon completion of Landlord's repairs, Tenant shall repair and replace all other alterations and improvements installed in the Premises by or for Tenant and the Personal Property of Tenant. After any casualty to the Premises, Tenant shall continue to owe and pay Rent, but, subject to the next succeeding sentence, Rent shall be equitably abated until the earlier of the date possession of the entire reconstructed Premises is restored to Tenant or the Lease terminates. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the negligent or willful acts or omissions of Tenant or any of Tenant's agents, contractors, employees, or invitees, the Rent shall not be so abated. Landlord shall not be liable to Tenant for inconvenience, annoyance, loss of profits, expenses or other type of injury or damage resulting from the repair of any such damage, or any delay in making such repairs, or for the termination of this Lease as herein provided. Landlord may terminate this Lease upon any damage or destruction to the Premises occurring during the final year of the Lease Term.

17.

Condemnation.

a.

In the Event of Taking of All the Premises. In the event of a taking of all of the Premises, or such portion thereof as to substantially impair the use thereof in the sole judgment of Landlord, then this Lease shall automatically terminate on, and all Rent payable by Tenant shall be apportioned and paid through, the date of such taking. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such taking.

b.

In the Event of Taking a Portion of the Premises. In the event of a partial taking for which this Lease is not terminated, the Rent hereunder shall be equitably reduced, and Landlord shall restore and reconstruct the Premises (to the extent of the improvements initially constructed at Landlord's cost) to the extent necessary to make it reasonably tenantable, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord for such restoration.

18.

Indemnity.

Tenant shall indemnify and hold harmless Landlord and Landlord's partners, officers, employees and agents from and against any and all liabilities, damages, losses, and expenses (including attorney's fees) arising in whole or in part by reason of or in connection with:

(i)

any injury to or death of persons or damage to property (a) on the Premises, or (b) in any manner arising out of, by reason of or in connection with, the use, non-use or occupancy of the Premises;

(ii)

the violation or breach of, or the failure of Tenant to fully and completely observe and satisfy, any term or condition of this Lease; or

(iii)

the violation of any law affecting the Premises or the use or occupancy thereof.

This contract provision notwithstanding, Tenant shall in no way be liable to Landlord for any of the foregoing proximately caused by gross negligence or willful malfeasance or misconduct of Landlord.

19.

Subletting and Assignment.

a.

Landlord’s Consent. Tenant shall not assign this Lease or sublet the Premises or any portion thereof without obtaining in each instance the prior written consent of Landlord. Landlord's consent to Tenant's request to an assignment or sublease shall not be unreasonably withheld; provided, however, in determining whether or not to give or withhold its approval of any proposed assignee or sublessee hereunder, Landlord shall be entitled to consider, without limitation, the creditworthiness of such proposed assignee or sublessee, the character and/or type of business of such proposed assignee or sublessee, the impact of such assignee or sublessee and its business on the image of the Project, and whether or not such assignee or sublessee will favorably coexist and mix with and not detract from the character and quality of the Project.

b.

Notice to Landlord. If Tenant should desire to assign this Lease or sublet the Premises or any part thereof, Tenant shall make prior written request to Landlord, which request shall specify (i) the name and business of the proposed assignee or sublessee, (ii) the size and location of the space affected, (iii) the proposed effective date and duration of the assignment or sublease and (iv) the proposed rental or other consideration to be paid to Tenant by such assignee or sublessee. Landlord shall have a period of thirty (30) days following receipt of such notice within which to notify Tenant of its decision regarding the proposed assignment or sublease. Tenant agrees to reimburse Landlord for Landlord's reasonable attorney's fees and costs incurred in connection with the processing and documentation of any request made pursuant to this section.

c.

Affiliates, Etc. The occupancy of the Premises by any division, subsidiary, affiliate or other related entity of Tenant or by any successor firm of Tenant or by any firm into which or with which Tenant may become merged or consolidated shall not be deemed an assignment of this Lease requiring the prior written consent of Landlord in accordance with this section.

d.

Landlord’s Right to Collect Sublease Rents. Any consent to subletting or assignment shall not be deemed a waiver of Landlord's right to withhold its consent to any further subletting or assignment. Notwithstanding any permitted subletting or assignment, Tenant shall remain obligated to Landlord to discharge all the obligations of Tenant herein contained and Landlord shall be afforded all remedies provided hereunder in the event of an uncured default by Tenant. In the event of any permitted assignment of the Lease or any permitted subletting of the Premises by Tenant, in addition to Tenant's other obligations hereunder, Tenant shall pay to Landlord the excess, if any, of (i) the rentals and all other charges or consideration of any nature actually received by Tenant from Tenant's assignee or subtenant under the terms and provisions of such assignment or sublease or in any manner connected therewith at the time such rentals and other charges are paid thereunder, over (ii) the total Rent paid by Tenant to Landlord hereunder, pro-rated based upon the number of square feet assigned or subleased, in the case of an assignment or a sublease of a portion, but not all, of the Premises.

20.

Subordination.

a.

Mortgage. This Lease is, and shall be, subordinate to any mortgage or deed to secure debt ("Mortgage") which might now or hereafter constitute a lien upon the Building or the Project; provided, however, that Landlord represents that there is no Mortgage currently affecting the Building or the Project. This provision shall be self-operative, and shall not require any further documentation to evidence or effectuate this subordination. Upon request by Landlord or the holder of any Mortgage, Tenant shall execute such documentation as may be requested to evidence the foregoing subordination and, failing to do so within ten (10) business days after request therefor, does hereby make, constitute and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead so to do. Landlord shall obtain from the holder of each Mortgage and deliver to Tenant an agreement to the effect that Tenant’s use and enjoyment of the Premises shall not be disturbed so long as Tenant is not in default hereunder, beyond the expiration of the applicable notice and grace period, if any, (“Non-Disturbance Agreement”). Such Non-Disturbance Agreement shall be on the usual form of the holder of the Mortgage but shall provide for substantially the same rights to Tenant as are set forth in this Lease. Landlord’s failure to obtain any such Non-Disturbance Agreement from any future mortgagee shall not affect the validity of this Lease or grant to Tenant any right to terminate this Lease, however, in the event Landlord fails to obtain a Non-Disturbance Agreement from a future mortgagee then this Lease shall not be subordinate to to any such Mortgage. Notwithstanding the foregoing, however, any holder of a Mortgage may elect that this Lease shall be superior to its Mortgage, and upon written notification of such election this Lease shall automatically be superior to said Mortgage whether this Lease is dated prior to or subsequent to the date of the Mortgage.

b.

Assignment/Foreclosure of Mortgage. Upon any assignment of this Lease by Landlord, or upon a foreclosure of any Mortgage or sale in lieu of foreclosure and at the election of the purchaser at such foreclosure sale or sale in lieu of foreclosure, Tenant shall be bound to said assignee or any such purchaser under all of the terms, covenants and conditions of this Lease for the balance of the Lease Term. Tenant hereby attorns to such succeeding party as its landlord under this Lease, and agrees to execute all instruments required by such purchaser affirming such attornment.

21.

Defaults. Tenant shall be in default under this Lease upon the occurrence of any one or more of the following events or occurrences, each of which shall be deemed to be a material default:

(i)

Tenant fails to pay the full amount of Rent or any other sum due hereunder punctually on the due date thereof.

(ii)

Tenant fails to fully and punctually observe or perform any of the terms, conditions or covenants of this Lease, which failure is not cured within five (5) business days after written demand by Landlord; provided, that if such failure is impossible to cure within such five-day period and Tenant is diligently pursuing such cure, Tenant shall have an additional period, as determined by Landlord in its reasonable discretion, not to exceed thirty (30) days to cure such failure.

(iii)

Tenant fails to take possession or occupancy of, or deserts or abandons the Premises or the Premises become vacant.

(iv)

Any representation, statement, or warranty made by Tenant , in this Lease, or in any information sheet or document furnished by Tenant or any guarantor hereof with respect to the net worth, liabilities, assets, or financial condition of Tenant or any guarantor hereof, or any other matter, shall be or prove to be untrue or misleading.

(v)

The filing or execution or occurrence of: (aa) a petition by or against Tenant or any guarantor hereof in bankruptcy or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy or insolvency statute or law, (bb) adjudication of Tenant or any guarantor hereof as a bankrupt or insolvent, or insolvency in the bankruptcy or equity sense, (cc) an assignment by Tenant or any guarantor hereof for the benefit of creditors, (dd) a petition or proceeding by or against Tenant or any guarantor hereof for, or the appointment of a trustee, receiver, guardian, conservator or liquidator with respect to any portion of Tenant's or guarantor's property, (ee) any levy, execution or attachment against Tenant or any guarantor hereof, or (ff) any transfer or passage of any interest of Tenant under this Lease by operation of law.

(vi)

Tenant fails to fully and punctually observe or perform any of the terms, conditions or covenants of this Lease, for which Tenant has already received a written notice and effected cure within the preceding six months.

22.

Remedies.

a.

Landlord’s Options upon Event of Default. Upon occurrence of any one or more of the aforesaid events of default, Landlord shall have the option to pursue any one or more of the following remedies without any demand or notice whatsoever (except as expressly provided in this Lease):

(i)

Terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination, and Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Premises to Landlord on the date specified in such notice.

(ii)

Terminate this Lease as provided in subparagraph (a) (i) hereof and recover from tenant all obligations arising up to the date of such termination and all damages Landlord may incur by reason of Tenant's default, including, without limitation, a sum which, at the date of such termination represents the present value (discounted at a rate equal to the greater of eight percent (8%) per annum or the then applicable rate of interest as specified in the financing outstanding on the Project) of the excess, if any, of (aa) the Rent and all other sums which would have been payable hereunder by Tenant for the period commencing with the day following the date of such termination and ending with the date hereinbefore set for the expiration of the full term hereby granted, over (bb) the aggregate reasonable rental value of the Premises for the same period, all of which present value of such excess sum shall be deemed immediately due and payable; provided, however, that such sum shall not be deemed a penalty or forfeiture, actual damages being difficult or impossible to measure, and such sum represents the parties' reasonable best estimate of the damages which would be incurred by Landlord in the event of a breach by Tenant.

(iii)

Without terminating this Lease, declare immediately due and payable all Rent and other amounts due and coming due under this Lease for the entire remaining Term hereof, together with all other amounts previously due, at once, which total amount shall be discounted to the present value (at a rate equal to the greater of eight percent (8%) per annum or the then applicable rate of interest specified in the financing outstanding on the Project); provided, however, that such payment shall not be deemed a penalty or liquidated damages but shall merely constitute payment in advance for Rent for the remainder of said Term. Upon making such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants, and subtenants on account of said Premises during the Term of this Lease provided that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence less all costs, including refurbishing the Premises and new lease commissions, expenses and attorney's fees of Landlord incurred in connection with the reletting of the Premises.

(iv)

Without terminating this Lease, and with or without notice to Tenant, Landlord may in Landlord's own name, but as agent for Tenant, enter into and upon and take possession of the Premises or any part thereof, and, at Landlord's option, remove persons and property therefrom, and such property, if any, may be removed and stored in a warehouse or elsewhere at the cost of, and for the account of, Tenant, all without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby, and Landlord may rent the Premises or any portion thereof as the agent of Tenant with or without advertisement, and by private negotiations and for any term upon such terms and conditions as Landlord may deem necessary or desirable in order to relet the Premises. Landlord shall in no way be responsible or liable for any part thereof, or for any failure to collect any rent due upon such reletting. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied: first, to the payment of any indebtedness (other than any Rent due hereunder) from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including without limitation, brokerage fees and attorneys' fees and costs of alterations and repairs; third, to the payment of Rent and other charges then due and unpaid hereunder; and the residue, if any, shall be held by Landlord to the extent and for application in payment of future Rent as the same may become due and payable hereunder. If the rentals received from such reletting shall at any time or from time to time be less than sufficient to pay to Landlord the entire sums then due from Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall, at Landlord's option, be calculated and paid monthly.

(v)

Without liability to Tenant or any other party and without constituting a constructive or actual eviction, suspend or discontinue furnishing or rendering to Tenant any property, material, labor, utilities or other service, which Landlord is obligated to furnish or render, so long as Tenant is in default under this Lease.

(vi)

Pursue such other remedies as are available at law or in equity.

b.

Remedies Cumulative. Landlord's pursuit of any remedy or remedies, including, without limitation, any one or more of the remedies stated in the foregoing subparagraph (a), shall not (i) constitute an election of remedies provided in this Lease or any other remedy or remedies provided by law or in equity, separately or concurrently or in any combination, or (ii) serve as the basis for any claim of actual or constructive eviction, or allow Tenant to withhold any payments under this Lease.

c.

Landlord’s Right to Collect Rent. No termination of this Lease prior to the normal expiration thereof, by lapse of time or otherwise, shall affect Landlord's right to collect Rent for the period prior to termination thereof. No surrender of the Premises or any part thereof by delivery of keys or otherwise shall operate to terminate this Lease unless and until expressly accepted in writing by an authorized officer of Landlord.

d.

Renewal or Extension of Lease. The foregoing provisions shall apply to any renewal or extension of this Lease.

23.

Notice to Mortgagee. Prior to the exercise by Tenant of any remedy afforded for Landlord's default hereunder, Tenant shall give the holder of any Mortgage written notification of such default by Landlord and thirty (30) days within which to cure the same; provided, Tenant's obligation hereunder is limited to those Mortgage holders of which it has received written notice.

24.

Hazardous Substances. Tenant represents and warrants that it will not, on or about the Premises, make, store, use, treat, transport or dispose of any hazardous or toxic waste, contaminants, oil, radioactive or other materials the removal of which is required or the maintenance of which is prohibited, regulated (unless such regulations are adhered to and Landlord is notified thereof) or penalized by any local, state or federal agency, authority or governmental unit.

25.

Signage. Tenant shall not install or maintain any signs visible from outside the Premises except in accordance with the Rules and Regulations. Tenant shall be responsible to Landlord for any damage caused by the installation, use or removal of any sign.

26.

Attorneys’ Fees. In the event that litigation results from an attempt by either party hereto to enforce its rights under this Lease, the prevailing party in such litigation shall be entitled to reimbursement by the non-prevailing party for any and all reasonable attorney’s fees, and expenses incurred in connection with such enforcement. Provided, further, in the event that Landlord utilizes services of an attorney to collect rent due and payable hereunder Landlord shall further be entitled to collect from Tenant fifteen percent (15%) of the Rent so collected as attorney’s fees. Additionally, Tenant agrees to reimburse Landlord for any and all reasonable costs and expenses (including attorneys' fees) which Landlord may incur or pay in connection with negotiations in which Landlord shall become involved through or on account of the Lease or in connection with any request by Tenant for review or approval by Landlord, provided, however, that this obligation shall not apply to any negotiations between Landlord and Tenant respecting this agreement or any renewals thereof.

27.

Time of Essence. Time is of the essence of this Lease.

28.

Landlord and Tenant Relationship. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; and Tenant has only a usufruct not subject to levy and sale.

29.

Sale by Landlord. In the event of any sale, conveyance, transfer or assignment by Landlord of its interest in and to the Premises, all obligations and liabilities under this Lease of the party so selling, conveying, transferring or assigning the Premises arising after the date of such disposition shall terminate. Tenant shall thereafter look only and solely to the party to whom or which the Premises were sold, conveyed, transferred, or assigned for performance of all of Landlord's duties and obligations under this Lease, including the return of any Security Deposit.

30.

Surrender of the Premises. At the termination of this Lease, Tenant shall surrender the Premises and keys thereof to Landlord in at least as good a condition as on the Commencement Date, excepting only ordinary wear and tear and damage arising from any cause not required to be repaired by Tenant.

31.

Parties. "Landlord" as used in this Lease shall include Landlord's assigns and successors in title to the Premises. "Tenant" shall include Tenant and, if this Lease shall be validly assigned or the Premises sublet, shall include such assignee or subtenant, it successors and permitted assigns. "Landlord" and "Tenant" shall include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

32.

Estoppel Certificate. At any time and from time to time, Tenant, within ten (10) business days of written request therefore, shall execute, acknowledge and deliver to Landlord a certificate evidencing whether or not (i) this Lease is in full force and effect; (ii) this Lease has been amended in any way; (iii) there are any existing defaults on the part of Landlord hereunder, to the knowledge of Tenant, and specifying the nature of such defaults, if any; (iv) the date to which Rent and other amounts due hereunder, if any, have been paid; and (v) such other matters requested by Landlord. Each certificate delivered pursuant to this paragraph may be relied on by any prospective purchaser of the Building or transferee of Landlord's interest hereunder or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Building. Tenant's failure to deliver such statement, in addition to being a default hereunder, shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Landlord, that Landlord is not in default of any of its obligations under this Lease, and that Landlord has not received more than one month's rent in advance.

33.

Relocation. If the Premises have a rentable area of less than 25% of the Building floor area, at Landlord's option, to be exercised by notice to Tenant specifying the date of relocation, Landlord may designate any other space in the Building or the Project to be occupied by Tenant in lieu of the Premises, provided that said other space is of substantially equal size and area. Landlord shall be responsible for the reasonable costs and expenses related to Tenant's move as well as the expense of any renovation or alterations necessary to make the new space substantially conform to layout and appointment with the original Premises.

34.

Successors and Assigns. The provisions of this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors, heirs, legal representatives and assigns, subject, however, in the case of Tenant, to the restrictions on assignment and subletting contained in this Lease.

35.

Rules and Regulations. Tenant accepts the Premises subject to and hereby agrees with Landlord to abide by the Rules and Regulations attached to this Lease and incorporated herein by reference, together with such additional Rules and Regulations or amendments thereto as may hereafter from time to time be reasonably established by Landlord, and such additions or amendments shall be binding on Tenant upon receipt of same by Tenant.

36.

Right of Entry. Landlord shall have the right, but not the obligation, to enter the Premises at reasonable hours to exhibit same to prospective purchasers or tenants; to inspect the Premises to see that Tenant is complying with all Tenant's obligations hereunder; to make repairs required of Landlord under the terms of this Lease or repairs or modifications to any adjoining space; and for any other reasonable purpose.

37.

Notices.

Any notice required or permitted to be given hereunder shall be in writing and either personally delivered , sent by U.S. Certified or Registered Mail, return receipt requested, postage prepaid, or sent by Federal Express, or any similar service, to the party being given such notice at the following addresses:

LANDLORD:

Highwoods Realty Limited Partnership

2200 Century Parkway, Suite 800

Atlanta, Georgia 30345

Attn: James Bacchetta

TENANT:

SED International, Inc.

3505 Newpoint Place Parkway, Suite 450

Lawrenceville, Georgia 30043

Attn: ___________________

The time period in which a response to any notice, demand or request must be given, if any, shall commence to run from the date of receipt of the notice, demand or request by the addressee thereof. Rejection or failure to claim delivery of any such notice, demand or request, or the inability to deliver because of changed address of which no notice was given, shall be deemed to be receipt of the notice, demand or request as of the date of deposit in the United States Mail or the date of attempted personal delivery, as the case may be. By giving at least thirty (30) days written notice thereof, any party shall have the right from time to time and at any time to change their respective addresses; provided, however, that the Tenant may not change its address to which notices shall be thereafter sent to eliminate the Premises as an acceptable address where notices to Tenant may be delivered.

38.

Holding Over. There shall be no renewal of this Lease or the Term by operation of law. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall create a month-to-month tenancy, which month-to-month tenancy may be terminated by either Landlord or Tenant upon at least thirty (30) days prior written notice to the other. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such month-to-month tenancy Tenant shall pay to Landlord (i) Base Rent at the rate equal to one hundred fifty percent (150%) of that provided for as of the expiration or termination date, and (ii) any and all CAM Charges and other forms of Additional Rent payable under this Lease. The increased Rent during such holding over is intended to compensate Landlord partially for losses, damages and expenses, including frustrating and delaying Landlord's ability to secure a replacement tenant. If Landlord loses a prospective tenant or is otherwise damaged because Tenant fails to vacate the Premises on the Expiration Date or any termination of the Lease, then Tenant will be liable for all of Landlord’s damages, including but not limited to, actual, special and consequential, resulting therefrom.

39.

Miscellaneous. This Lease contains the entire agreement of Landlord and Tenant and no representations or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect and no changes hereto shall be effective unless in writing signed by both parties. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Landlord's right to exercise any right hereunder or demand exact compliance with the terms hereof. If any clause or provision of this Lease is illegal, invalid or unenforceable under applicable present or future laws or regulations effective during the term of this Lease, the remainder of this Lease shall not be affected. In lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable. This Lease shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Georgia. Neither this Lease, nor any memorandum of this Lease or reference hereto, shall be recorded by Tenant without Landlord's consent endorsed thereon. Landlord shall be excused from the performance of any of its obligations under this Lease for the period of any delay resulting from any cause beyond its control, including, without limitation, all labor disputes, governmental regulations or controls, fires or other casualties, inability to obtain any material or services or acts of God.

40.

Disclaimer. Tenant has made its own independent inspection and review of the premises and the terms and conditions of this Lease and acknowledges and agrees that Tenant has not, in any way, relied upon any brochure, literature, representation, guaranty or warranty (whether express or implied, oral or written) made by Landlord or any agent or representative or employee or attorney on behalf of Landlord in connection with any aspect of the Leased Premises or the Project or the terms and conditions of the Lease.

41.

Quiet Enjoyment. If Tenant promptly and punctually complies with each of its obligations hereunder, Tenant shall have and enjoy peacefully the possession of the Premises during the Term hereof, provided that no action of Landlord or other tenants working in other space in the Building, or in repairing or restoring other space in the Building, shall be deemed a breach of this covenant, or give to Tenant any right to modify this Lease either as to term, rent payables or other obligations to be performed.

42.

Special Stipulations. In the event any Special Stipulations are attached to this Lease the terms thereof shall control in the event of a conflict between the provisions of this Lease and the provisions thereof.

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LIMITATION OF LIABILITY. LANDLORD'S OBLIGATIONS AND LIABILITY TO TENANT WITH RESPECT TO THIS LEASE SHALL BE LIMITED SOLELY TO LANDLORD'S INTEREST IN THE PROJECT, AND NEITHER LANDLORD, NOR ANY JOINT VENTURER, PARTNER, OFFICER, DIRECTOR OR SHAREHOLDER OF LANDLORD OR ANY OF THE JOINT VENTURERS OF LANDLORD SHALL HAVE ANY PERSONAL LIABILITY WHATSOEVER WITH RESPECT TO THIS LEASE.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, under seal, in their respective names and on their behalf by their duly authorized officials, the day and year indicated below.

“LANDLORD”

HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership

By:

Highwoods Properties, Inc., general partner

By: /s/ Jim Bacchetta

Jim Bacchetta, Vice President

March 14, 2011

Date Executed by Landlord

(CORPORATE SEAL)

"TENANT"

SED INTERNATIONAL, INC., a Georgia corporation

By: /s/ Jonathan Elster

Print Name: Jonathan Elster

Title: Chief Executive Officer

Attest: /s/ Barbara Gay

Print Name: Barbara Gay

Title: Executive Administrative Assistant

March 14, 2011

Date Executed by Tenant

(CORPORATE SEAL)

[If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the President or Vice President and attested by the Secretary or Assistant Secretary, unless the bylaws or a resolution of the board of directors shall provide otherwise, in which case, the bylaws or a certified copy of the resolution must be attached to this Lease. The appropriate corporate seal must also be affixed.]

RULES AND REGULATIONS

Sign Display. Tenant will provide its own signage for the Premises. Such signage will be coordinated throughout the park for uniformity and attractiveness. No sign, tag, label, picture, advertisement or notice shall be displayed, distributed, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Building or of the Premises without the prior written consent of Landlord. All permitted signage shall be maintained in compliance with applicable governmental rules and regulations, and all restrictive covenants, governing such signs. Tenant shall be responsible for any damage caused by the installation, use or removal of any sign. Landlord may require Tenant to remove all signage at the termination of the Lease and to repair any damage occasioned by such removal.

Drives and Parking Areas. All parking shall be within the property boundaries and within marked parking spaces. There shall be no on-street parking and at no time shall any Tenant obstruct drives and loading areas intended for the use of all Tenants. The drives and parking areas are for the joint and nonexclusive use of Landlord's tenants, and their agents, customers and invitees, unless specifically marked. In the event Tenant, its agents, customers, and/or invitees use a disproportionate portion of the parking, Landlord shall have the right to restrict Tenant, its agents, customers and/or invitees to certain parking areas. Tenant shall not permit any fleet trucks to park overnight in the Building's parking areas.

Storage and Loading Areas. Unless specifically approved by Landlord in writing, no materials, supplies or equipment shall be stored anywhere except inside the Premises. In no event shall Tenant cause or allow any outside storage of trash, refuse or debris, whether in the area of the dumpster or otherwise.

Locks. No additional locks shall be placed on the doors of the Premises by Tenant nor shall any existing locks be changed unless Landlord is immediately furnished with two keys thereto. Landlord will, without charge, furnish Tenant with two keys for each lock on the entrance doors when Tenant assumes possession, with the understanding that at the termination or expiration of the term of the Lease the keys shall be returned. Upon termination of this Lease or of Tenant's possession, Tenant shall immediately surrender all keys to the Premises.

Contractors and Service Maintenance. Tenant will refer all contractors, contractor's representatives and installation technicians rendering any service on or to the Premises for Tenant to Landlord for its approval and supervision before performance of any service. This provision shall apply to all work performed in the Building, including, but not limited to, installation of electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

Lodging. No Tenant shall at any time occupy any part of the Building as sleeping or lodging quarters.

Regulation of Operation and Use. Tenant shall not place, install or operate on the Premises or in any part of Building, any engine, stove or machinery, or conduct mechanical operations or cook thereon or therein, or place or use in or about the Premises any explosives, gasoline, kerosene, oil, acids, caustics or any other flammable, explosive or hazardous material without the prior written consent of Landlord.

Window Coverings. Windows facing the Building exterior shall at all times be wholly clear and uncovered (except for such blinds or curtains or other window coverings Landlord may provide or approve) so that a full unobstructed view of the interior of the Premises may be had from outside the Building.

Modifications. Landlord shall have the right from time to time to modify, add to or delete any of these Rules and Regulations at Landlord's sole discretion.

SPECIAL STIPULATIONS

RENTAL SCHEDULE

The minimum base rent for the Term shall be the product of (i) the number of rentable square feet of the Premises, as it may be expanded from time to time, and (ii) the applicable square foot rate set forth in the rent schedule set forth below (the “Base Rent”). Base Rent shall be payable, in advance, in equal (subject to proration for any partial calendar month) monthly installments, pursuant to the rent schedule below.

Rent Schedule. During the initial term of the Lease, the monthly Base Rent shall be paid in accordance with Section 3 and pursuant to the following payment schedule:

LEASE YEAR	PER RENTABLE SQ. FT.	MONTHLY RENT	ANNUAL RENT
First Lease Year Months 1-8 Months 9-12	$3.45	$ 0.00* $10,333.33*	$41,333.32*
Second Lease Year Months 1-4 Months 5-12	$3.45 $3.54	$10,333.33* $21,183.32*	$210,799.88*
Third Lease Year	$3.62	$21,712.90	$260,554.80
Fourth Lease Year	$3.72	$22,255.72	$267,068.64
Fifth Lease Year	$3.81	$22,812.11	$273,745.32
Sixth Lease Year	$3.90	$23,382.41	$280,588.92
Seventh Lease Year	$4.00	$23,966.97	$287,603.64
Eighth Lease Year	$4.10	$24,566.14	$294,793.68
Ninth Lease Year	$4.20	$25,180.29	$302,163.48
Tenth Lease Year	$4.31	$25,809.80	$309,717.60
Eleventh Lease Year	$4.42	$26,455.05	$317,460.60

* Landlord is agreeing to waive all of minimum Base Rent for the first eight (8) months of the Term and one-half of minimum Base Rent for months 9-16 of the Term; and the Base Rent for such period otherwise would have been $247,999.80 for the first twelve (12) months of the Term and $84,733.28 for months 13-16 of the Term. Accordingly, Landlord has agreed to conditionally waive receipt of $249,033.12 (the “Conditionally Waived Rent”) subject to Tenant’s compliance with all terms and provisions of this Lease. In the event of any default by Tenant under this Lease that is not cured within any relevant grace or cure period, all of the Conditionally Waived Rent, or so much of it as would have by then accrued but for such conditional waiver, may then, at Landlord’s option exercised by written notice to Tenant, become immediately due and payable; and Base Rent shall prospectively accrue as if there had been no agreement as to the Conditionally Waived Rent. Upon expiration of this Lease, without any such uncured default and acceleration, the Conditionally Waived Rent shall be permanently forgiven.

The above rent schedule does not include Taxes and Assessments, Insurance or CAM Charges pass through adjustments to be computed annually in accordance with Section 4 and assumes the Premises have 71,884 rentable square feet.

RELOCATION ALLOWANCE

In connection with Tenant’s relocation to the Premises, Landlord will provide Tenant with an allowance of up to $90,000.00 for Tenant’s actual out-of-pocket costs and expenses associated with the relocation to the Premises (the “Moving Allowance”). Tenant shall deliver to Landlord copies of paid invoices and any other reasonable documentation requested by Landlord evidencing the amount of Tenant’s out-of-pocket relocation costs, along with final lien waivers from any contractors and service providers performing any work or providing materials in connection with the relocation. Landlord shall reimburse Tenant the amount of the documented costs, up to the maximum amount of the Moving Allowance, within 10 business days following receipt of the foregoing documents. Tenant shall be solely responsible for any moving costs in excess of the maximum amount of the Moving Allowance. Notwithstanding any provision herein to the contrary, the Moving Allowance is only available for Tenant’s use until December 31, 2011. Any portion of the Moving Allowance not used by December 31, 2011, shall be deemed forfeited by Tenant and shall no longer be available for Tenant’s use. The Moving Allowance may be used for the purchase of furniture, equipment or other personal property, but there shall be no credit against rent or cash available to Tenant for any unused portion of the Moving Allowance thereafter.

FIRST RIGHT OF REFUSAL

Landlord grants Tenant a one-time right of refusal (the "Right of Refusal") for that certain space in the Building known as Suite 475, containing approximately 23,488 rentable square feet (“Refusal Space”), as shown on Exhibit A-1 to this Lease, on the following basis:

i.

Landlord shall notify Tenant in writing when Landlord receives an acceptable third-party offer to lease any Refusal Space (“Landlord’s Offer Notice”). Landlord’s Offer Notice shall include the material business terms upon which the third party is willing to lease the Refusal Space. Following receipt of Landlord's Offer Notice, Tenant shall have five business days within which to deliver to Landlord notice of Tenant’s election to exercise its Right of Refusal as to the Refusal Space (“Tenant’s Acceptance Notice”). In order to exercise its Right of Refusal, Tenant must lease all of the Refusal Space and not only a portion thereof. Additionally, if Landlord’s Offer Notice states that the third party offer is for space that is greater than but includes Refusal Space, then to exercise the Right of Refusal, Tenant must lease the entire space offered by Landlord and not just the Refusal Space. If Tenant does not timely deliver Tenant’s Acceptance Notice to Landlord, it will be conclusively presumed that: (a) Tenant has waived its Right of Refusal as to the Refusal Space; and (b) Tenant will have no further rights to the Refusal Space.

ii.

The Refusal Space will be offered to Tenant under the same business terms upon which the third party is willing to lease the Refusal Space. Otherwise, the terms and conditions of this Lease shall apply to Tenant’s lease of the Refusal Space. After exercise of the Right of Refusal, the parties will execute an amendment to the Lease evidencing the addition of the Refusal Space. Unless expressly waived by Landlord, Tenant's Right of Refusal is conditioned on: (a) Tenant not being in default under the Lease at the time of exercise of the Right of Refusal or on the date that Tenant's occupancy of the Refusal Space is scheduled to commence; (b) Tenant not having vacated or subleased more than 25% of the Premises or assigned its interest in the Lease at the time it exercises the Right of Refusal or on the date that Tenant's occupancy of the Refusal Space is scheduled to commence; and (c) Tenant’s financial condition not having materially adversely changed since the Effective Date. Tenant’s rights pursuant to this paragraph are personal to SED International, Inc., and, upon an assignment by SED International, Inc. of its rights and interests under the Lease, this Section shall be null and void.

iii.

Tenant's Right of Refusal is subordinate to all pre-existing rights of extension, expansion, first offer or refusal or any other rights as to the Refusal Space in favor of other tenants in place as of the date of this Lease. Additionally, Tenant only has the Right of Refusal if the Refusal Space is vacant and available. Tenant does not have the Right of Refusal upon the renewal or extension of an existing lease, even if the lease being extended or renewed does not contain an extension or renewal right.

OPTION TO EXTEND LEASE TERM

1.

Option to Extend. Tenant shall have the right and option to renew the Lease (the "Renewal Option") for one (1) additional period of five (5) years (the “Renewal Lease Term”); provided, however, such Renewal Option is contingent upon the following (i) Tenant is not in default at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Renewal Option; (ii) upon the Expiration Date or the expiration of any Renewal Lease Term, Tenant has no outstanding default and no event has occurred that upon notice or the passage of time would constitute a default; (iii) Tenant is not disqualified by multiple defaults as provided in the Lease; and (iv) Tenant is occupying the Premises. Following the expiration of the first Renewal Lease Term, Tenant shall have no further right to renew the Lease pursuant to this Provision.

2.

Exercise of Option. Tenant shall exercise each Renewal Option by giving Landlord notice at least 180 days prior to the Expiration Date or the last day of any Renewal Lease Term. If Tenant fails to give such notice to Landlord prior to said 180 day period, then Tenant shall forfeit the Renewal Option. If Tenant exercises the Renewal Option, then during any such Renewal Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Renewal Option.

3.

Term. If Tenant exercises the Renewal Option, then during any such Renewal Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”.

4.

Termination of Renewal Option on Transfer by Tenant. In the event Landlord consents to an assignment or sublease by Tenant, then the Renewal Option shall automatically terminate unless otherwise agreed in writing by Landlord.

5.

Base Rent for Renewal Lease Term. The Minimum Base Rent for the Renewal Lease Term shall be the Fair Market Rental Rate, determined as follows:

Definition. The term "Fair Market Rental Rate" shall mean the market rental rate for the time period such determination is being made for industrial space in similar buildings in the Northeast Atlanta industrial submarket area ("AREA") of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the AREA (such as moving expense allowance, free rent periods, and lease assumptions and take-over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant's cost), and whether adjustments are then being made in determining the rental rates for renewals in the AREA because of concessions being offered by Landlord to Tenant (or the lack thereof for the Renewal Lease Term in question). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Renewal Lease Term in question, based on the then current market rates.

Determination. Landlord shall deliver to Tenant notice of the Fair Market Rental Rate (the "FMR Notice") for the Premises for the Renewal Lease Term in question within thirty (30) days after Tenant exercises the option giving rise for the need to determine the Fair Market Rental Rate. If Tenant disagrees with Landlord's assessment of the Fair Market Rental Rate specified in a FMR Notice, then it shall so notify Landlord in writing within ten (10) business days after delivery of such FMR Notice; otherwise, the rate set forth in such notice shall be the Fair Market Rental Rate. If Tenant timely delivers to Landlord notice that Tenant disagrees with Landlord's assessment of the Fair Market Rental Rate, then Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) business days after Tenant notifies Landlord of Tenant’s disagreement with Landlord's assessment thereof, then Landlord and Tenant shall each appoint an independent real estate appraiser with at least five (5) years' commercial real estate appraisal experience in the AREA market. The two appraisers shall then, within ten (10) days after their designation, select an independent third appraiser with like qualifications. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding Clerk of Superior Court of Gwinnett County for selection of a third appraiser who meets the qualifications stated above. Within twenty (20) business days after the selection of the third appraiser, a majority of the appraisers shall determine the Fair Market Rental Rate. If a majority of the appraisers is unable to agree upon the Fair Market Rental Rate by such time, then the two (2) closest appraisals shall be averaged and the average will be the Fair Market Rental Rate. Tenant and Landlord shall each bear the entire cost of the appraiser selected by it and shall share equally the cost of the third appraiser.

Administration. If Tenant has exercised the Renewal Option and the Fair Market Rental Rate for the Renewal Lease Term has not been determined in accordance with this Provision by the time that Rent for the Renewal Lease Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Renewal Lease Term based on the Fair Market Rental Rate proposed by Landlord pursuant to this Provision until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this Provision) for the Renewal Lease Term during the interval in question.

AS-IS CONDITION

Except for the items detailed on Exhibit “D” attached hereto, Tenant agrees to accept the Premises in an "as-is" condition. Landlord agrees that the HVAC, doors, electrical and plumbing fixtures will be in a satisfactory working condition at the time of occupancy and warrants their condition for six (6) months (see also Section 12 of the Lease).

DISCLOSURE STATEMENT

Real Estate Brokers and Agents.

Tenant warrants and represents that Tenant has had no dealings with any real estate broker or agent, other than Highwoods Properties, Inc. and NAI Brannen/Goddard, LLC, in connection with the negotiation or execution of this Lease. NAI Brannen/Goddard, LLC has represented Tenant in this transaction and will be paid a commission by Landlord. Tenant agrees to indemnify and hold Landlord harmless from and against any and all cost, expense or liability for commissions or other compensation or fees claimed by any other broker or agent acting or claiming to act for Tenant with respect to this Lease.